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    Exhibit
      No.             Title
    -------           -----

      11              COMPUTATION OF PER SHARE EARNINGS


                           National Datacomputer, Inc.
        Statement Re: Computation of net income (loss) per common share


                                                 September 30,     September 28,
                                                     1998              1997
                                                 -------------     -------------
Net loss, as reported                             $  (234,619)      $(1,026,157)

Preferred stock preference items:

     Discount inherent in conversion
     terms of Series C and D convertible
     preferred stock upon issuance                    (46,602)             --

      Warrant                                        (214,000)             --

     Interest on Series B, C and D
     convertible preferred stock                     (308,250)         (302,000)
                                                  -----------       -----------

Total preferred stock preference item                (568,852)         (302,000)

Net loss attributable to common
stockholders                                      $  (803,471)      $(1,328,157)
                                                  -----------       -----------

Weighted average shares outstanding                 1,801,876         1,277,157
                                                  ===========       ===========

Net loss  per share                               $     (0.45)      $     (1.04)
                                                  ===========       ===========


Note: Due to the Company's net loss, no exercises of options or conversions of preferred stock have been assumed, because all such items would be anti-dilutive.


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